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                                                                    Exhibit 5.1

June 29, 1999


Salton Sea Funding Corporation
Salton Sea Brine Processing L.P.
Salton Sea Power Generation L.P.
Fish Lake Power LLC
Vulcan Power Company
CalEnergy Operating Corporation
Salton Sea Royalty LLC
VPC Geothermal LLC
San Felipe Energy Company
Conejo Energy Company
Niguel Energy Company
Vulcan/BN Geothermal Power Company
Leathers, L.P.
Del Ranch, L.P.
Elmore, L.P.
CE Turbo LLC
CE Salton Sea Inc.
Salton Sea Minerals Corp.
CalEnergy Minerals LLC
Salton Sea Power L.L.C.
302 South 36th Street, Suite 400
Omaha, Nebraska  68131

Re: Registration Statement on Form S-4
    (File No. 333-79581)
    -----------------------------------

Ladies & Gentlemen:

Salton Sea Funding Corporation (the "Funding Corporation"), a Delaware corporation, and Salton Sea Brine Processing L.P., a California limited partnership, Salton Sea Power Generation L.P., a California limited partnership, Fish Lake Power LLC, a Delaware limited liability company, Vulcan Power Company, a Nevada corporation, CalEnergy Operating Corporation, a Delaware corporation, Salton Sea Royalty LLC, a Delaware limited liability company, VPC Geothermal LLC, a Delaware limited liability company, San Felipe Energy Company, a California corporation, Conejo Energy Company, a California corporation, Niguel Energy Company, a California corporation, Vulcan/BN Geothermal Power Company, a Nevada general partnership, Leathers, L.P., a California limited partnership, Del Ranch, L.P., a California limited partnership, Elmore, L.P., a California limited partnership, CE Turbo LLC, a Delaware limited liability company, CE Salton Sea Inc., a Delaware corporation, Salton Sea Minerals Corp., a Delaware corporation, CalEnergy Minerals LLC, a Delaware

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June 29, 1999
Page 2

limited liability company and Salton Sea Power L.L.C., a Delaware limited liability company (the foregoing collectively, other than the Funding Corporation, the "Guarantors"), have requested our opinion in connection with various legal matters relating to the filing of a Registration Statement on Form S-4 (File No. 333-79581) (the "Registration Statement"), under the Securities Act of 1933, as amended, covering the offer to exchange 7.475% Senior Secured Series F Bonds Due November 30, 2018 ("New Securities"), for an equal principal amount of outstanding 7.475% Senior Secured Series F Bonds Due November 30, 2018 ("Old Securities"), of which $285,000,000 principal amount is outstanding. The Old Securities were, and the New Securities are to be, issued under the Trust Indenture, dated as of July 21, 1995, as supplemented and amended by the First Supplemental Indenture dated as of October 18, 1995, the Second Supplemental Indenture dated as of June 20, 1996, the Third Supplemental Indenture, dated as of July 29, 1996, the Fourth Supplemental Indenture, dated as of October 13, 1998, the Fifth Supplemental Indenture, dated as of February 16, 1999 (as so supplemented and amended, the "Indenture"), and the Sixth Supplemental Indenture, dated as of the date hereof (the "Sixth Supplemental Indenture"), each by and between the Funding Corporation and Chase Manhattan Bank and Trust Company National Association (as successor in interest to Chemical Trust Company of California), as trustee (the "Trustee"). The exchange will be made pursuant to an exchange offer (the "Exchange Offer") contemplated by the Registration Statement.

     We have examined copies of such records of the Funding Corporation and the Guarantors and such other certificates and documents as we have deemed relevant and necessary for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, and the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or reproduced copies. We have also assumed the legal capacity of all persons executing such documents and the truth and correctness of any representations or warranties therein contained. As to various questions of fact material to such opinions, we have relied upon certificates of officers of the Funding Corporation and the Guarantors and of public officials.

     Based upon the foregoing, we are of the opinion that:

1. The Funding Corporation, Fish Lake Power LLC, CalEnergy Operating Company, VPC Geothermal LLC, CE Turbo LLC, CE Salton Sea Inc., Salton Sea Minerals Corp., CalEnergy Minerals LLC, Salton Sea Power L.L.C. and Salton Sea Royalty LLC are duly formed
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June 29, 1999
Page 3


    and validly existing under the laws of the State of Delaware.

2. The execution and delivery of the Indenture and the Sixth Supplemental Indenture have been duly authorized by the Funding Corporation and the Guarantors, and the Indenture and the Sixth Supplemental Indenture together constitute a valid and binding obligation of the Funding Corporation and the Guarantors, enforceable against the Funding Corporation and the Guarantors in accordance with the terms thereof, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3. The New Securities and the guarantees of the New Securities provided by the Guarantors (the "Guarantees") will, upon the issuance and authentication of the New Securities and exchange thereof for the Old Securities in the manner referred to in the Registration Statement, the Indenture and the Sixth Supplemental Indenture, constitute valid and binding obligations of the Funding Corporation and the Guarantors, respectively, enforceable against the Funding Corporation and the Guarantors, respectively, in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of the type typically applicable to transactions contemplated by the Exchange Offer, and we do not express any opinion with respect to the laws of any other country, state or jurisdiction.

     This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no
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June 29, 1999
Page 4


responsibility to update or supplement this letter after the date hereof.

     We consent to being named in the Registration Statement and related Prospectus as counsel who are passing upon the legality of the New Securities and the Guarantees for the Funding Corporation and for the Guarantors, respectively, and to the reference to our name under the caption "Legal Matters" in such Prospectus. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement or any amendment thereto.



Very truly yours,

/s/ Willkie Farr & Gallagher